UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 24, 2009

(Date of earliest event reported)

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3405 West Dr. Martin Luther King Jr. Boulevard Suite 101 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2009, Comprehensive Care Corporation (“CompCare”) entered into a Subscription Agreement (“Agreement”) with Howard Jenkins (“the Purchaser”). Pursuant to the Agreement, the Purchaser purchased a callable convertible promissory note (“the Note”) with a face value of $2,000,000. CompCare intends to use the net proceeds from the sale of the debt security hereunder for business expansion. Item 2.03 below describes the Note. As a result of the transaction, Mr. Jenkins beneficially owns 21,714,285 shares of CompCare common stock or approximately 47.9% of the total number of shares outstanding assuming the principal of the Note is converted in full.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the Agreement as mentioned in Item 1.01, the Note has a principal amount of $2,000,000 and is convertible into CompCare common stock at any time prior to maturity at the election of the Purchaser at the rate of $0.35 per share. The Note matures one year from the date of issue and accrues interest at the rate of 10% per annum. The Note, in whole or in part, is callable by the Purchaser anytime after June 30, 2009 but prior to maturity on 30 days notice to CompCare. Upon maturity, the Note’s principal and accrued interest shall mandatorily convert into shares of CompCare common stock at the rate of $0.35 per share. A copy of the Note is attached hereto as Exhibit 10.1.

Item 3.02.	Unregistered Sale of Equity Securities.

The CompCare common shares which may be issued upon conversion of the Note are to be sold to the Purchaser in a private transaction not involving a public offering. Based on certain representations and warranties of the Purchaser in the Agreement, CompCare relied on Section 4(2) of the Securities Act for an exemption from the registration requirements of the Securities Act. The shares of common stock issuable upon conversion of the Note will not have been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Callable Convertible Promissory Note dated June 24, 2009 between Comprehensive Care Corporation and Howard Jenkins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Giuseppe Crisafi
Name:	Giuseppe Crisafi
Title:	Chief Financial Officer

Date: June 30, 2009

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